Exhibit 99.1

[Letterhead of Sigma-Aldrich]

From:	David R. Harvey, Chairman, President and CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

June 22, 2004

SIGMA-ALDRICH ACQUIRES TETRIONICS TO EXPAND

FINE CHEMICALS CAPABILITIES

Sigma-Aldrich Corporation (Nasdaq:SIAL) announced today that it has expanded its Fine Chemicals capabilities to better serve pharmaceutical manufacturers through its acquisition of Tetrionics. Located in the University of Wisconsin’s research park in Madison, Tetrionics was founded in 1989 to supply the pharmaceutical development market with high purity vitamin D analogs. Its services have since been expanded to include synthesis and scale up, analytical chemistry, regulatory support and current good manufacturing practice (cGMP) of active pharmaceutical ingredients across a broad range of structural classes of molecules with a strong emphasis on high potency and cytotoxic compounds.

The acquisition is expected to add approximately one percent to Sigma-Aldrich’s otherwise reportable growth in the remaining quarters of 2004; meet or exceed the Company’s targets of 10% annualized, local currency growth over the next several years; and be accretive to earnings in and after 2004, with no initial charges. When combined with the Company’s earlier purchase of Ultrafine, the Company has now reached its stated goal to add 2% to its annual internal growth through acquisitions this year. Terms of the purchase, which were not disclosed, were paid in cash. With the exception of the CEO, Peter Johnson, all of Tetrionics’ 50-person workforce will remain with the Company.

Commenting on the acquisition, Frank Wicks, President, Sigma-Aldrich Fine Chemicals said, “Tetrionics adds new niche expertise in the ability to produce high potency and cytotoxic compounds. High potency drugs represent one of the fastest growing segments of the pharmaceutical industry, with roughly 25% of all new drugs under development falling into this category. Tetrionics adds to Sigma-Aldrich’s capabilities to meet the needs of our pharmaceutical customers, providing products and services through all stages of development up to and including commercial supply.”

Peter Johnson, Tetrionics cofounder and departing CEO added “This is a great strategic fit for Tetrionics, Sigma-Aldrich and their employees. Tetrionics expands Sigma-Aldrich’s long-standing commitment to Wisconsin and the two companies share the same values. That commitment, the Company’s intended support of our recently announced facility expansion, their much larger sales force and significant presence in international markets will all provide Tetrionics employees with continued employment and career opportunities and our customers with additional capabilities to bring their drugs to market.”

William Blair & Company, an investment banking firm out of Chicago, Illinois, represented the Tetrionics investors in the transaction.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Its biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. Sigma-Aldrich has customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use its products. Sigma-Aldrich operates in 34 countries and has 6,000 employees providing excellent service worldwide. The company is committed to the success of its Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its award-winning web site sigma-aldrich.com.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) other changes in the business environment in which the Company operates, (3) changes in research funding, (4) uncertainties surrounding government healthcare reform, (5) government regulations applicable to the business, (6) the impact of fluctuations in foreign currency exchange rates, and (7) the ability to retain customers, suppliers and employees. The Company does not undertake any obligation to update these forward-looking statements.

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